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Exhibit 10.16

CONFIDENTIAL

May 9, 2008

Mr. Joseph J. Troy
4211 W. Boy Scout Blvd
Tampa, FL 33607

        RE: Employment Agreement

Dear Joe:

        Confirming our recent discussions, we are pleased that you have accepted the position of Executive Vice President Structured Finance of JWH Holding Company, LLC ("the Company"). With the acceptance of your new role, you left your former position, Executive Vice President and Chief Financial Officer for Walter Industries, Inc., effective February 13, 2008. This document, including Exhibit A, supersedes all previous agreements and other rights you had with Walter Industries, Inc., or any of its affiliates ("Walter"), including your Change-in-Control Agreement dated February, 2004. This Agreement sets forth the terms and conditions of your employment and will be final and binding on the date you execute this letter.

1.
You will serve as Executive Vice President Structured Finance of JWH Holding Company, LLC reporting to the Chief Executive Officer of the Company. Your responsibilities and primary objective will be to provide a solution for the separation of JWH Holding Company, LLC from Walter, to the satisfaction of the Board of Directors of Walter ("the Project"). It is our goal that this Project will be completed no later than September 1, 2008 or such later date as the parties mutually agree ("Termination Date").

2.
Your compensation package will be as follows:

(a)
Your annualized base salary will be $352,240 per year.

(b)
For 2008 you will be eligible for a bonus with a target of 60% of your base salary, which will be pro-rated from January 1, 2008 to Termination Date and payable on the achievement of Project results by the Termination Date. The 2008 bonus will not be paid or payable in the event that the Project is not completed by the Termination Date, or you leave the Company prior to the satisfactory completion of the Project.

(c)
The Company agrees that 25,901 non-qualified stock options from your August 4, 2006 equity grant will vest as scheduled on August 4, 2008, irrespective of the status of your employment at that time. You will have 90 days after the Termination Date to exercise any vested options you hold at that time. Except as provided in Paragraph 15 all other unvested equity grants awarded under the 1995 or 2002 Walter Long-Term Incentive Plans will terminate as of the date hereof.

    On February 27, 2008 you received a performance-based equity grant with a value of $125,000 under the 2002 Walter Long-Term Incentive Plan in the form of restricted stock units. This grant will vest in its entirety on the Termination Date if the Project has been completed. If the Project is not completed by the Termination Date, this equity grant will lapse.

  (d)
  Your vehicle allowance will continue until your employment ceases pursuant to paragraph 3 below, at the rate of $1,500 per month, subject to usual withholding taxes.

  (e)
  You will receive the following additional benefits:

  •
  Reimbursement for all reasonable and customary business-related travel and entertainment expenses in accordance with the terms of the Company policy generally applicable to the executives in the location in which you are primarily based, as it may change from time to time.

    •
    Participation in the group life and health insurance benefit programs, the Walter Retirement Savings Plan, the Employee Stock Purchase Plan, use of the corporate country club membership and an annual executive physical generally applicable to executives employed in the location in which you are primarily based, in accordance with their terms as they may change from time to time until the Termination Date.

    •
    Eligibility for 30 days of annual vacation to be used in accordance with policy generally applicable to executives employed in the location in which you are primarily based, as it may change from time to time. Vacation pay that is earned as of the Termination Date that has not been used will be paid to you following your termination on such date.

3.
In the event of your involuntary termination (other than for "Cause" as defined below), in the event of your Constructive Termination (as defined below), or on the Termination Date (whichever comes first), your employment will cease and you will be entitled to (i) payment of base salary for 18 months, (ii) payment of the target amount of your cash bonus for 18 months, paid on a pro rata basis for 18 months following the Termination Date, (iii) continued participation in health and life insurance benefits until the earlier of the 18-month anniversary of the Termination Date or the date as you are enrolled as a participant in a group health insurance plan from subsequent employment. Your COBRA election period will not commence until the expiration of such period. Your current auto allowance, use of the corporate country club membership and the executive annual physical will cease on the Termination Date. All payments must be in accordance with all government regulations (e.g. IRC Section 409A) and may result in a delay in payments of up to six months to comply with these regulations.

4.
As an Executive of the Company, you will have access to confidential information and other trade secrets of the Company, Walter, and its subsidiaries, affiliates and related entities ("Affiliates"). Each Affiliate is a third party beneficiary to this Agreement.

5.
You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with Walter, either solely or in collaboration with others, which relate to the actual or anticipated business or research of Walter, which result from or are suggested by any work you may do, or which result from use of Walter's premises or Walter's or its customers' property (collectively, the "Developments") shall be the sole and exclusive property of Walter. You hereby assign to Walter your entire right and interest in any Developments and will hereafter execute any documents in connection therewith that Walter may reasonably request. This section does not apply to any inventions that you made prior to your employment by Walter, or to any inventions that you develop entirely on your own time without using any of Walter's equipment, supplies, facilities or Walter's or its customers' confidential information and which do not relate to the Walter businesses, anticipated research and developments or the work you have performed for the Walter.

6.
Non-Compete/Non-Solicit. It is understood and agreed that the nature and methods employed in Walter's business are such that you will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of Walter that result in the creation of customer goodwill. It is also understood that as a result of your employment with the Company, you will have access to Company confidential information that is worthy of protection. Therefore, in consideration of your employment with the Company and for other good and valuable consideration, beginning immediately and continuing for the Restricted Period, for any reason, for cause or without cause, so long as Walter or any affiliate, successor or assign thereof carries on the same or like business, you shall not, without the express written consent of Walter, which consent shall not be unreasonably withheld or delayed, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

  (a)
  Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of Walter or any corporation controlling, controlled by, under common control with, or otherwise related to Walter, including but not limited to any other affiliated companies;

  (b)
  Hire away any personnel of Walter and/or entice any such persons to leave the employ of Walter or its affiliated entities; or

  (c)
  Engage in or prepare to engage in or have a financial or other interest in any business or any activity which you know (or reasonably should have known) to be directly competitive with the business of Walter or its affiliated entities as then being carried on or to have a strategic interest in Walter or its affiliated entities; or serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which you know (or reasonably should have known) to be directly competitive with the business of the Company or its affiliated entities as then being carried on or to have a strategic interest in Walter or its affiliated entities (provided, however, that notwithstanding anything to the contrary contained in this Agreement, you may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

        The restrictive covenants contained in this Paragraph shall apply to all states that Walter or any of its Affiliates is currently conducting the specific business in which it seeks to preclude competition by you ("Restricted Geographic Area"). The "Restrictive Period" shall be, (a) in the case of the Company's Financing business, a period of twelve (12) months from the date of your Termination from the Company, and (b) in the case of Walter's natural resources businesses, a period of eighteen (18) months from the date of your Termination from the Company. In the case of the Company's homebuilding business, the restrictive covenants contained in subparagraphs (a) and (b) shall be twelve (12) months and the restrictive covenants contained in subparagraph (c) shall not apply.

7.
Divisibility of Covenants. If any covenant, restriction or other provision of this Agreement is found invalid or incapable of being enforced by reason of any law, rule or public policy, all other covenants, restrictions and provisions shall nonetheless remain in full force and effect, and no provision of this Agreement shall be dependent upon any other provision. The parties agree that the Restricted Geographical Area is divisible and that the restrictions upon your business activities in subparagraph 6 (c) above shall apply separately and distinctly to each state in the Restricted Geographical Area with the same force and effect as though such restrictions were separately expressed with respect to each and every State, and if such restrictions are held by any court to be unenforceable as to any particular state, such restrictions nevertheless shall be fully operative and enforceable with respect to each of the other state referred to in subparagraph 6(c) above. Notwithstanding anything to the contrary in this Agreement, if any of the covenants and restrictions set forth above is found to be invalid or incapable of being enforced for the reason that the duration or geographic area thereof is deemed by a court to be unreasonable, then the parties hereto authorize any court so declaring the covenant or restriction unreasonable to rewrite the same so as to change the duration or geographic area (or both) to the maximum time and area that the court may deem to be reasonable under the circumstances.

8.
Third-Party Beneficiaries; Enforcement and Remedies. The restrictive covenants and other provisions of this Agreement are intended for the benefit of the Company and Walter and each Affiliate and are enforceable by Walter and by each Affiliate to the same extent as if you were an employee of Walter or the Affiliate. You agree and acknowledge that a violation of any of the provisions of paragraphs 5, 6, and 9, by you shall cause the Company and each affected Affiliate to suffer irreparable and continuing harm and damage for which there will be no adequate remedy at law. In the event of a violation of any of the provisions of paragraphs 5, 6, and 9 by you, you agree that the Company and each affected Affiliate shall be entitled to injunctions, both preliminary and final, prohibitory and mandatory, without bond or security, enjoining and restraining such violation, and that such injunction relief shall be in addition to all other remedies available to the Company and each affected Affiliate either at law or in equity. You waive the right to claim, and agree that you are estopped from claiming, in any action to enforce the provisions of those paragraphs that the Company or any Affiliate has an adequate remedy at law and therefore is not entitled to injunctive relief.

9.
You acknowledge and agree that you will respect and safeguard Walter's property, trade secrets and confidential information. The term "confidential information" means any information not generally known which concerns Walter's business, or proposed future business and which gives or is intended to give Walter an advantage over its competitors who do not have the information. You acknowledge that Walter's electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of Walter's business and that such systems and data exchanged or stored thereon are property of Walter. After your termination from Walter, you will not disclose any trade secrets or confidential information you acquired while an employee, including any corporation controlling, controlled by, under common control with, or otherwise related to Walter, including but not limited to any other affiliated companies, successor to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner. Notwithstanding the foregoing, the term "confidential information" shall not include any information which: (i) which was known to you prior to your employment with Walter as evidenced by written records; (ii) is disclosed to you in good faith by a party who is in lawful possession thereof and who has the right to make such disclosure; and (iii) is or shall become public knowledge, by publication or otherwise, through no fault of you.

10.
As an inducement to the Company to make this agreement with you, you represent and warrant that you are not a party to any agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

11.
Non-Disparagement. Beginning immediately and continuing following your termination of employment for any reason and continuing for so long as Walter or any corporation controlling, controlled by, under common control with, or otherwise related Walter, including but not limited to any other affiliated companies, successor or assigns thereof carries on the same or like business, Walter and you mutually agree not to, directly or indirectly, for itself/yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of Walter or its affiliated entities or you.

12.
Cooperation. You agree to provide your reasonable cooperation to Walter or any of its Affiliates, or any of their respective shareholders, officers, employees, representatives or agents, upon reasonable advance notice to you that such cooperation is required, in connection with any action, proceeding or investigation (or any appeal from any action, proceeding or investigation) that relates to events occurring during your employment with Walter. Walter shall reimburse you for all travel, lodging and other related costs incurred by you in connection with provision of such cooperation, in accordance with Walter's business expense reimbursement policy maintained for its executives from time to time.

13.
Definitions:

        "Cause" shall mean: (a) material failure to act in accordance with the reasonable instructions of the Chief Executive Officer of the Company, (b) conviction of a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of the Company or any other felonious conduct on your part that is demonstrably detrimental to the best interests of the Company or any subsidiary or affiliate, (c) being repeatedly under the influence of illegal drugs or alcohol while performing your duties, or (d) commission of any other willful act that is demonstrably injurious to the financial condition or business reputation of the Company or any subsidiary or affiliate.

        "Constructive Termination" shall mean, without your written consent: (a) a material failure of the Company to comply with the provisions of this Agreement, (b) any purported termination of your employment other than for Cause, or (c) the failure of a successor corporation to assume the Company's obligations under this Agreement.

14.
In the event that any portion of any payment under this Agreement, or under any other agreement with, or plan of the Company (in the aggregate, Total Payments) would constitute an "excess parachute payment," such that a golden parachute excise tax is due, the Company shall provide to you, in cash, an additional payment in an amount sufficient to cover the full cost of any excise tax and all of your additional federal, state, and local income, excise, and employment taxes that arise on this additional payment (cumulatively, the Full Gross-Up Payment), such that you are in the same after-tax position as if you had not been subject to the excise tax. For this purpose, you shall be deemed to be in the highest marginal rate of federal, state, and local income taxes in the state and locality of your residence on the date of your termination. This payment shall be made as soon as possible following the date of your termination and in accordance with government regulations including IRC Section 409A. For purposes of this Agreement, the term "excess parachute payment" shall have the meaning assigned to such term in Section 280G of the Internal Revenue Code, as amended (the Code), and the term "excise tax" shall mean the tax imposed on such excess parachute payment pursuant to Sections 280G and 4999 of the Code.

15.
Additional Post Termination Date Benefits in Exchange for General Release. In consideration of your signing a general release in a form reasonably satisfactory to the Company; on your Termination Date, the equity grants listed on Schedule 1 hereto will become vested on their normal vesting dates irrespective of the status of your employment at that time and you will have 90 days after February 28, 2009 to exercise stock options that become vested thereunder. In the event Walter Industries, Inc. common stock (WLT) is no longer publicly traded prior to February 28, 2009, the equity grants listed on Schedule l hereto will be converted into the right to receive the cash value equivalent as soon as practicable after the last day of WLT trading, without interest.

16.
Expenses Relating to Enforcement. If it becomes necessary for the Company, any Affiliate or you to enforce this Agreement, the prevailing party shall be entitled to recover its costs of such judicial action, including reasonable attorneys' fees both at the trial court and appellate court levels, from the non-prevailing party.

17.
Independent Obligations. The covenants, restrictions, agreements and obligations made or binding hereunder are independent of any other obligation arising under this Agreement or any other agreement or law. The existence of any claim or cause of action, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any Affiliate of this Agreement against you or to the enforcement by you of this Agreement against the Company.

18.
Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent or other breach.

19.
Governing Law; Venue. The validity, interpretation, construction and enforcement of this Agreement are governed by the laws of the State of Florida. Each party consents and agrees that the proper, exclusive and convenient venue for any legal proceeding relating to this Agreement is Hillsborough County, Florida; and each party waives any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, is an improper or inconvenient venue.

20.
Severability. If any provision of this Agreement should be found to be unenforceable, by reason of any law, rule or public policy, only that provision shall be affected, and the balance of this Agreement shall remain in full force and effect and enforceable according to its terms.

21.
It is agreed and understood that this Employment Agreement, if and when accepted, constitutes our entire understanding regarding the subject matter herein and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your prior employment with Walter Industries, Inc. and your employment with JWH Holding Company, LLC.

22.
Miscellaneous Agreements. The covenants, restrictions, agreements and obligations made or binding on you hereunder are personal to you and shall not be assigned or delegated. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, and the rights of each Affiliate under this Agreement shall inure to the benefit of the successors and assigns of such Affiliate. This Agreement may be executed in counterparts, and the signature pages of the counterparts may be assembled to form a single, integrated document. You acknowledge that you have read this Agreement in its entirety, have had the opportunity to consult with an attorney about it and has entered into this Agreement freely and voluntarily. As used in this Agreement, the singular or plural shall be deemed to include the other whenever the context so indicates or requires. Both parties have participated in a material way in negotiating and finalizing this Agreement, and the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties or third-party beneficiaries. The paragraph headings in this Agreement are for reference only and shall not affect, limit or control the meaning of any provision of this Agreement.

        Joe, your signature below confirms your acceptance of this Employment Agreement. Please sign one of the enclosed copies and return it to me in the envelope provided.

Very truly yours, JWH HOLDING COMPANY, LLC
/s/ Mark J. O'Brien
By:	Mark J. O'Brien Chairman and Chief Executive Officer
WALTER INDUSTRIES, INC.
/s/ Larry Williams
By:	Larry Williams Senior Vice President-Human Resources

Agreed and Accepted

/s/ Joseph J. Troy Joseph J. Troy	May 9, 2008 Date

SCHEDULE 1

Future Vesting Detail	Grant Type	Original Grant Date
3,206 on 2/25/2009	Restricted Stock Units	2/25/2005
2,546 on 2/22/2009	Non-qualified stock options	2/22/2006
5,589 on 2/22/2009	Restricted Stock Units	2/22/2006
4,902 on 1/31/2009	Non-qualified stock options	1/31/2007

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  Exhibit 10.16
CONFIDENTIAL
SCHEDULE 1